Exhibit 2.2
PLAN OF ARRANGEMENT
UNDER SECTION 182
OF THE ONTARIO BUSINESS CORPORATIONS ACT
ARTICLE I
INTERPRETATION
     1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
          (a) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, or under common control with such specified Person. The term “control” (including its correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct (or cause the direction) of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise;
          (b) “Applicable Portion” means the pro rata portion of the Arrangement Consideration payable pursuant to Section 2.3(b) for each Company Share held by a Shareholder referred to in such Section based on the aggregate number of Company Shares to be acquired by Canadian Sub pursuant to such Section;
          (c) “Arrangement” means the arrangement involving the Company, its shareholders, Parent and Canadian Sub under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 5.1 or made at the direction of the Court in the Final Order;
          (d) “Arrangement Agreement” means the Arrangement Agreement, dated as of September 30, 2007, among Parent, Canadian Sub, the Company and the Shareholders’ Representative, as the same may be amended, modified or supplemented from time to time;
          (e) “Arrangement Consideration” means the aggregate consideration payable in connection with the Arrangement comprised of the Cash Payment and the Consideration Shares;
          (f) “Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form attached as Exhibit D to the Arrangement Agreement;
          (g) “Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective;

          (h) “Business Day” shall have the meaning set forth in the Arrangement Agreement;
          (i) “CallRightCo” means TWP Holdings Company (Canada), ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of Parent;
          (j) “Canadian Sub” means TWP Acquisition Company (Canada), Inc., a corporation existing under the OBCA and a wholly-owned subsidiary of CallRightCo;
          (k) “Cash Allocation Percentage” means 30% in respect of each Shareholder referred to in Section 2.3(b), provided that the Cash Allocation Percentage shall be (i) 18% in respect of Company Shares held directly or indirectly by Lionel Conacher, (ii) 100% in respect of Company Shares held directly or indirectly by George Fowlie and (iii) 70% in respect of Company Shares held directly or indirectly by Thomas Allen, subject to adjustment prior to Closing pursuant to Section 6.11 of the Arrangement Agreement;
          (l) “Cash Payment” means $45 million minus the Excluded Amount;
          (m) “Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement to be issued by the Director pursuant to subsection 183 of the OBCA after the Articles of Arrangement have been filed;
          (n) “Company” means Westwind Capital Corporation, a corporation existing under the OBCA;
          (o) “Company Common Shares” means the common shares in the capital of the Company;
          (p) “Company Meeting” means the special meeting of the shareholders of the Company to be called and held for the purpose of considering the Arrangement Resolution and any adjournments or postponements thereof;
          (q) “Company Shares” means Company Common Shares and Class A Common Shares of the Company;
          (r) “Consideration Shares” means an aggregate number of Exchangeable Shares and shares of Parent Common Stock equal to 7,009,112;
          (s) “Court” means the Ontario Superior Court of Justice (Commercial List);
          (t) “Depositary” means such person as is appointed by Parent and the Company as the depositary for the purpose of, among other things, exchanging the certificates representing Company Shares for Consideration Shares and cash in connection with the Arrangement;
          (u) “Director” means the Director appointed pursuant to Section 278 of the OBCA;

          (v) “Dividend Amount” has the meaning set forth in the Exchangeable Share Provisions;
          (w) “Effective Date” means the date shown on the Certificate of Arrangement;
          (x) “Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;
          (y) “Encumbrances” means hypothecs, pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;
          (z) “Equity Agreement” shall have the meaning set forth in the Arrangement Agreement;
          (aa) “Exchangeable Shares” means the non-voting exchangeable shares in the capital of Canadian Sub having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions;
          (bb) “Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Annex A hereto;
          (cc) “Excluded Amount” shall have the meaning set forth in Section 2.3(b);
          (dd) “Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
          (ee) “Interim Order” means the interim order of the Court as contemplated by Section 2.3 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court;
          (ff) “ITA” means the Income Tax Act (Canada);
          (gg) “Letter of Transmittal” means the letter of transmittal to be completed and signed by each Shareholder as a condition to receipt of such Shareholder’s portion of the Arrangement Consideration;
          (hh) “Liquidation Amount” has the meaning set forth in the Exchangeable Share Provisions;
          (ii) “Liquidation Call Purchase Price” shall have the meaning set forth in Section 6.1;
          (jj) “Liquidation Call Right” shall have the meaning set forth in Section 6.1;

          (kk) “Non-Resident of Canada” means (i) a Person (other than a partnership) who is a a non-resident of Canada for the purposes of the ITA or (ii) a partnership that is not a Canadian partnership for the purposes of the ITA;
          (ll) “OBCA” means the Ontario Business Corporations Act and the regulations thereunder;
          (mm) “Parent” means Thomas Weisel Partners Group, Inc., a corporation existing under the laws of the State of Delaware;
          (nn) “Parent Common Stock” means the common stock of Parent, par value $0.01 per share;
          (oo) “Person” shall have the meaning set forth in the Arrangement Agreement;
          (pp) “Plan of Arrangement” shall have the meaning set forth in Section 1.2;
          (qq) “Pledge Agreement” shall have the meaning set forth in the Arrangement Agreement;
          (rr) “Redemption Call Right” shall have the meaning set forth in Section 6.2(a);
          (ss) “Redemption Call Purchase Price” shall have the meaning set forth in Section 6.2(a);
          (tt) “Redemption Date” has the meaning set forth in the Exchangeable Share Provisions;
          (uu) “Share Allocation Percentage” means 70% in respect of each Shareholder referred to in Section 2.3(b), provided that the Share Allocation Percentage shall be (i) 82% in respect of Company Shares held directly or indirectly by Lionel Conacher, (ii) 0% in respect of Company Shares held directly or indirectly by George Fowlie and (iii) 30% in respect of Company Shares held directly or indirectly by Thomas Allen, subject to adjustment prior to Closing pursuant to Section 6.11 of the Arrangement Agreement;
          (vv) “Shareholders” means the registered holders of Company Shares and, where the context so provides, includes joint holders of such Company Shares;
          (ww) “Shareholders Agreement” has the meaning given to such term in the Arrangement Agreement;
          (xx) “Shareholders’ Representative” means Lionel Conacher or any successor thereto pursuant to the Arrangement Agreement;
          (yy) “Sixth Anniversary” means the sixth anniversary of the Effective Date;

          (zz) “Transfer Agent” has the meaning set forth in the Exchangeable Share provisions; and
          (aaa) “Transfer Value” means an amount per Company Share determined in accordance with Schedule B of the Shareholders Agreement based on the Shareholders Equity (as defined therein) as at the date of the Arrangement Agreement multiplied by 1.4, which amount is equal to CDN$4.93.
     1.2 Interpretation Not Affected by Headings, Etc. The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or “section” followed by a number refers to the specified Article or section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.
     1.3 Rules of Construction. In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
     1.4 Date of Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
     1.5 Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.
     1.6 Currency. Unless otherwise stated, all references in this Plan of Arrangement to sums of money and payments to be made hereunder are expressed in lawful money of the United States of America.
     1.7 Statutes. Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.
ARTICLE II
ARRANGEMENT
     2.1 Plan of Arrangement. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

     2.2 Binding Effect. This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Parent and Canadian Sub, (iii) the Shareholders and (iv) all other former and present parties to the Shareholders Agreement.
     2.3 Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality, in each case, effective at the Effective Time:
          (a) the Company shall be deemed to have given a transfer notice pursuant to Section 3.7 of the Shareholders Agreement to the holder of each Company Share who has not executed and delivered the Equity Agreement and a Pledge Agreement (or, in the case of a Shareholder whose Share Allocation Percentage is 0%, the Equity Agreement), and each such Company Share shall be cancelled without any further act or formality, and in exchange therefor the Shareholder shall be entitled to receive from Canadian Sub a cash amount equal to the Transfer Value in respect of such Company Share (the aggregate amount payable by the Company pursuant to this Section 2.3(a) being referred to as the "Excluded Amount”), less any applicable taxes required to be withheld under applicable law, and the name of such Shareholder shall be removed from the register of Shareholders of the Company and neither the Company, the Parent, Canadian Sub, such Shareholder nor any other Person shall have any further obligations or rights whatsoever, whether arising prior to, on or after the Effective Date, in respect of such Company Share (including for greater certainty under the Shareholders Agreement and Article IX of the Arrangement Agreement);
          (b) each Company Share held by a Shareholder who has executed and delivered the Equity Agreement and a Pledge Agreement (or, in the case of a Shareholder whose Share Allocation Percentage is 0%, the Equity Agreement) shall be transferred by such Shareholder, without any further act or formality, and free and clear of all Encumbrances, to Canadian Sub in exchange for the payment by Canadian Sub to such Shareholder of the Applicable Portion of the Arrangement Consideration, allocated between cash and Exchangeable Shares or shares of Parent Common Stock, based on the Cash Allocation Percentage and the Share Allocation Percentage, respectively, less any applicable taxes required to be withheld under applicable law, and the name of such Shareholder shall be removed from the register of Shareholders of the Company and Canadian Sub will recorded as the registered holder of such Company Share and shall thereafter be deemed to be the legal and beneficial owner of such Company Share;
          (c) Consideration Shares received by a Shareholder pursuant to Section 2.3(b) having a Fair Market Value (as defined in the Pledge Agreement of such Shareholder) determined as at the Effective Date equal to such Shareholder’s Initial Liquidated Damages (as defined in the Equity Agreement), free and clear of all Encumbrances, shall be pledged to Parent pursuant to and in accordance with the Pledge Agreement of such Shareholder; and
          (d) the Shareholders Agreement shall be terminated and all rights and obligations of the Company, the Shareholders and any other former or present parties thereto before or at the Effective Time shall be forever released, discharged and terminated.

     2.4 Election Procedure.
          (a) Each Shareholder referred to in Section 2.3(b) will be entitled to elect in his, her or its Letter of Transmittal to receive that portion of the Arrangement Consideration that is not payable in cash in the form of Exchangeable Shares or shares of Parent Common Stock. Each such Shareholder in respect of which an effective election in the Letter of Transmittal has not been made prior to the Business Day immediately preceding the Effective Date will be deemed to have made an election to receive the non-cash portion of the Arrangement Consideration payable to such Shareholder in Exchangeable Shares.
          (b) If requested by a Shareholder who elects or is deemed to elect to receive a portion of the Arrangement Consideration in the form of Exchangeable Shares on the disposition by such holder of Company Shares pursuant to the Arrangement, Canadian Sub shall elect jointly with any such Shareholder pursuant to subsection 85(1) of the ITA (and any analogous provisions of applicable provincial income tax law) (a “Section 85 Election”), in the prescribed form and within the prescribed time for purposes of the ITA (or applicable provincial income tax law), and shall therein agree with respect to the disposition by such Shareholder of Company Shares that such Shareholder’s proceeds of disposition and Canadian Sub’s cost of acquiring such Company Shares shall be such amount as shall be determined by the Shareholder within the limits prescribed by the ITA (or applicable provincial income tax law). Such Shareholder and Canadian Sub shall file any such election as required by the ITA and the regulations thereunder (or applicable provincial income tax law) so that such election shall have full force and effect for purposes of the ITA (or applicable provincial income tax law).
          (c) The Depositary, in consultation with the Parent and the Company, shall make all computations to give effect to Section 2.3 and this Section 2.4.
ARTICLE III
RIGHTS OF DISSENT
     3.1 Rights of Dissent. Holders of Company Shares shall have no rights of dissent with respect to Company Shares in connection with the Arrangement.
ARTICLE IV
CERTIFICATES AND PAYMENTS
     4.1 Exchange of Certificates for Arrangement Consideration.
          (a) At or before the Effective Time, Canadian Sub shall, and Parent shall cause Canadian Sub to, deposit the Arrangement Consideration and Excluded Amount, net of applicable taxes required by law to be withheld by Canadian Sub, with the Depositary for the benefit of the Shareholders in connection with the Arrangement.
          (b) Upon transfer and delivery to the Depositary of a Letter of Transmittal and certificates that, immediately prior to the Effective Time, represented Company Shares duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers by the holder of record, the holder of such delivered certificates shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a cheque issued by the Depositary representing that amount of cash, and certificates representing the Exchangeable Shares or shares of Parent Common Stock, which such holder has the right to receive pursuant to the Arrangement.
          (c) Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Applicable Portion in respect of such Company Shares. Any such certificate formerly representing Company Shares not duly surrendered on or before the Sixth Anniversary shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company, Parent or Canadian Sub.
          (d) On the Sixth Anniversary, the portion of the Arrangement Consideration payable to such former Shareholder in Exchangeable Shares (or shares of Parent Common Stock issued in exchange therefor) or shares of Parent Common Stock, as applicable, to which such former Shareholder was entitled under the Arrangement shall be deemed to have been surrendered and forfeited to Parent, for no consideration.
          (e) Any cash payment made by way of check (or other form of immediately available funds) by the Depositary on behalf of Canadian Sub that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the Sixth Anniversary, and any right or claim to payment hereunder that remains outstanding on the Sixth Anniversary shall cease to represent a right or claim of any kind or nature and the right of the Shareholder to receive such former holder’s applicable cash portion of the Arrangement Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Parent, for no consideration.
     4.2 Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were exchanged pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the applicable Arrangement Consideration for each such Company Share represented by such certificate in accordance with such holder’s Letter of Transmittal and this Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be made shall as a condition precedent to the delivery of such payment, give a bond satisfactory to Canadian Sub and the Depositary in such sum as Canadian Sub may direct, or otherwise indemnify Canadian Sub in a manner satisfactory to Canadian Sub, against any claim that may be made against, or any loss suffered by, Canadian Sub with respect to the certificate alleged to have been lost, stolen or destroyed.
     4.3 Withholding Rights. (a) The Company, Canadian Sub, Parent and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder such amounts as the Company, Canadian Sub, Parent or the Depositary determines, acting reasonably, are required to be deducted and withheld with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, or any applicable provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority, including any amount that it is entitled to deduct and withhold for purposes of section 116 of the ITA. Notwithstanding any other provisions hereof, no remittance shall be made of any amount that is withheld pursuant to Section 116 of the ITA from any consideration otherwise payable, at the Effective Time, to a particular Shareholder before the last Business Day that precedes the 30th day after the end of the month in which the Effective Date occurs, provided that such remittance deadline shall be extended in respect of such Shareholder to such later time as may be specified in writing by the Canada Revenue Agency if such written confirmation is provided by the Shareholder to Parent or the Depositary on or before the last Business Day that precedes the 30th day after the end of the month in which the Effective Date occurs.
     4.4 Fractional Shares. Notwithstanding any other provision of this Plan of Arrangement, no fractional Exchangeable Shares or fractional shares of Parent Common Stock will be issued and no holder of Company Shares shall be entitled to receive a fractional Exchangeable Share or a fractional share of Parent Common Stock. If a fractional Exchangeable Share or fractional share of Parent Common Stock would be delivered notwithstanding the provisions of this Section 4.4, in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash equal to the product of $14.9805 multiplied by such fractional interest. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder of Canadian Sub in respect of any fractional share.
     4.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made by Canadian Sub or Parent, as the case may be, after the Effective Time with respect to Exchangeable Shares or shares of Parent Common Stock, as the case may be, comprising part of the Arrangement Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered share certificate for Company Shares with respect to the Exchangeable Shares or shares of Parent Common Stock, as applicable, represented thereby, until such certificate is surrendered for exchange in accordance with this Article IV.
ARTICLE V
AMENDMENTS
     5.1 Amendments to Plan of Arrangement.
          (a) The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time; provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Shareholders if and as required by the Court.

          (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Parent and Canadian Sub shall have provided prior written consent thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
          (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and Parent (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.
          (d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Parent, provided that it concerns a matter which, in the reasonable judgment of Parent, is of an administrative nature required to implement this Plan of Arrangement and is not adverse to the economic interest of any former Shareholder.
          (e) This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in Section 2.3 in accordance with the terms of the Arrangement Agreement.
ARTICLE VI
CERTAIN RIGHTS OF CALLRIGHTCO TO ACQUIRE EXCHANGEABLE SHARES
     6.1 Liquidation Call Right
          (a) CallRightCo shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Canadian Sub pursuant to Article V of the Exchangeable Share Provisions to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or an Affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallRightCo of an amount per share (the “Liquidation Call Purchase Price”) equal to the sum of (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by CallRightCo causing to be delivered for each such Exchangeable Share to such holder one share of Parent Common Stock, and (ii) any Dividend Amount. In the event of the exercise of the Liquidation Call Right by CallRightCo, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to CallRightCo on the Liquidation Date on payment by CallRightCo to the holder of the Liquidation Call Purchase Price for each such share, and the Corporation shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by CallRightCo.
          (b) To exercise the Liquidation Call Right, CallRightCo must notify the Transfer Agent as agent for the holders of Exchangeable Shares and the Corporation of CallRightCo ‘s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Canadian Sub and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Canadian Sub. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not CallRightCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallRightCo. If CallRightCo exercises the Liquidation Call Right, then on the Liquidation Date CallRightCo will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.
          (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallRightCo shall deposit with, or cause to be delivered to, the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by CallRightCo and a cheque or cheques of CallRightCo payable at par in U.S. dollars at any branch of the bankers of CallRightCo representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price for all holders of Exchangeable Shares (other than Parent and its Affiliates) less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. Provided that CallRightCo has complied with the immediately preceding sentence, on and after the Liquidation Date, each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of Exchangeable Shares, the rights of each holder of Exchangeable Shares (other than Parent and its Affiliates) will be limited to receiving, without interest, such holder’s proportionate part of the total Liquidation Call Purchase Price payable by CallRightCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents, instruments and payments (including, without limitation, any applicable stamp or similar taxes) as may be required to effect a transfer of Exchangeable Shares under the OBCA and the Articles and by-laws of Canadian Sub and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallRightCo shall deliver or cause to be delivered to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled and a cheque or cheques of CallRightCo payable at par at any branch of the bankers of CallRightCo in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. For greater certainty, if CallRightCo does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Canadian Sub in connection with the liquidation, dissolution or winding-up of Canadian Sub pursuant to Article V of the Exchangeable Share Provisions.
     6.2 Redemption Call Right.
          (a) CallRightCo shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Canadian Sub pursuant to Article VII of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or an Affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallRightCo to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the sum of (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Redemption Date, which shall be satisfied in full by CallRightCo causing to be delivered for each such Exchangeable Share to such holder one share of Parent Common Stock, and (ii) any Dividend Amount. In the event of the exercise of the Redemption Call Right by CallRightCo, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to CallRightCo on the Redemption Date, on payment by CallRightCo to the holder of the Redemption Call Purchase Price for each such share, and the Corporation shall have no obligation to redeem, or to pay any Dividend Amount in respect of such shares so purchased by CallRightCo.
          (b) To exercise the Redemption Call Right, CallRightCo must notify the Transfer Agent and Canadian Sub of CallRightCo’s intention to exercise such right at least 60 days before the Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not CallRightCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallRightCo. If CallRightCo exercises the Redemption Call Right, on the Redemption Date CallRightCo will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.
          (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, CallRightCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by CallRightCo and a cheque or cheques of CallRightCo payable at par in U.S. dollars at any branch of the bankers of CallRightCo representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. Provided that CallRightCo has complied with the immediately preceding sentence, on and after the Redemption Date, each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of Exchangeable Shares, and the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by CallRightCo upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA, the Articles and by-laws of Canadian Sub and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallRightCo shall deliver to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled and a cheque or cheques of Parent payable at par in US dollars at any branch of the bankers of

CallRightCo in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub. For greater certainty, if CallRightCo not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Canadian Sub pursuant to Article VII of the Exchangeable Share Provisions.
ARTICLE VII
FURTHER ASSURANCES
     7.1 Further Assurances. Each of the parties to the Arrangement Agreement and other Transaction Agreements shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document, evidence and consummate any of the transactions or events set out herein.

ANNEX A
EXCHANGEABLE SHARE PROVISIONS

EXCHANGEABLE SHARES
ARTICLE I
INTERPRETATION
     1.1 Definitions. In these Share Provisions, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
          (a) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, or under common control with such specified Person. The term “control” (including its correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct (or cause the direction) of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise;
          (b) “Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Annex A, subject to any amendments or variations thereto made in accordance with Section 5.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;
          (c) “Arrangement Agreement” means the Arrangement Agreement dated as of September 30, 2007, between the Parent, the Corporation, Westwind Capital Corporation and Lionel Conacher, as Shareholders’ Representative;
          (d) “Board of Directors” means the Board of Directors of the Corporation;
          (e) “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco, California or Toronto, Ontario, Canada are required or permitted by Law to close;
          (f) “CallRightCo” means TWP Holdings Company (Canada), ULC, a Nova Scotia unlimited liability company existing under the laws of the Province of Nova Scotia, Canada and a wholly-owned subsidiary of Parent;
          (g) “CallRightCo Call Notice” has the meaning set forth in Section 6.3;
          (h) “Capital Stock” means: (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity;
          (i) “Certificate of Arrangement” has the meaning set forth in the Plan of Arrangement;
          (j) “Change of Control” means any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of Parent’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors of Parent (or comparable body); (ii) the consolidation or merger of Parent with or into any other Person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of Parent’s assets and those of the Parent’s Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than: (A) any transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Parent’s Capital Stock, and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of Parent’s Capital Stock entitled to vote generally in elections of directors of Parent immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Parent’s Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction; or (B) any merger primarily for the purpose of changing Parent’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Parent Common Stock solely into shares of capital stock of the surviving entity;
          (k) “Common Shares” means the common shares, without nominal or par value, of the Corporation;
          (l) “Corporation” means TWP Acquisition Company (Canada), Inc., a corporation incorporated under the OBCA;
          (m) “Court” has the meaning set forth in the Plan of Arrangement;
          (n) “Current Market Price” has the meaning set forth in Section 3.5;
          (o) “Dividend Amount” means an amount equal to and in satisfaction of all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such shares by CallRightCo from such holder;

          (p) “Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;
          (q) “Exchangeable Shares” means the non-voting exchangeable shares in the capital of the Corporation having the rights, privileges, restrictions and conditions set forth herein;
          (r) “Exchangeable Share Support Agreement” means the agreement made between Parent, CallRightCo and the Corporation substantially in the form and content of Exhibit L annexed to the Arrangement Agreement, a copy of which is available from the secretary of the Corporation;
          (s) “Final Order” has the meaning set forth in the Plan of Arrangement;
          (t) “Governmental Entity” means any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity;
          (u) “holder” means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;
          (v) “ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the date hereof;
          (w) “Law” means any national, federal, state, provincial, local or foreign statute, ordinance or common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
          (x) “Liquidation Amount” has the meaning set forth in Section 5.1;
          (y) “Liquidation Call Right” has the meaning set forth in the Plan of Arrangement;
          (z) “Liquidation Date” has the meaning set forth in Section 5.1;
          (aa) “OBCA” has the meaning set forth in the Recitals;
          (bb) “Offer” has the meaning set forth in Section 2.7 of the Exchangeable Share Support Agreement;

          (cc) “Parent” means Thomas Weisel Partners Group, Inc., a corporation incorporated under the laws of the State of Delaware, and any successor corporation thereto;
          (dd) “Parent Common Stock” means the common stock, par value of $0.01, of Parent and any shares into which such securities may be changed;
          (ee) “Parent Dividend Declaration Date” means the date on which the Board of Directors of Parent declares any dividend on the Parent Common Stock;
          (ff) “Person” means an individual, a corporation, a partnership, a limited or unlimited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body;
          (gg) “Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit B annexed to the Arrangement Agreement and any amendments or variations thereto made in accordance with Section 11.2 of the Arrangement Agreement or Section 5.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;
          (hh) “Purchase Price” has the meaning set forth in Section 6.3;
          (ii) “Redemption Call Right” has the meaning set forth in the Plan of Arrangement;
          (jj) “Redemption Call Purchase Price” has the meaning set forth in the Plan of Arrangement;
          (kk) “Redemption Date” means the date upon which a Change of Control occurs, unless there are outstanding fewer than 10% of the actual number of Exchangeable Shares to be issued pursuant to the Plan of Arrangement as determined at the Effective Date (other than Exchangeable Shares held by Parent and its Affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares, in which case the Board of Directors may accelerate such redemption date for the Exchangeable Shares to such date as they may determine, upon at least ninety (90) days’ prior written notice to the registered holders of the Exchangeable Shares and the Trustee;

          (ll) “Redemption Price” has the meaning set forth in Section 7.1;
          (mm) “Retracted Shares” has the meaning set forth in Section 6.1(a);
          (nn) “Retraction Call Right” has the meaning set forth in Section 6.1(c);
          (oo) “Retraction Date” has the meaning set forth in Section 6.1(b);
          (pp) “Retraction Price” has the meaning set forth in Section 6.1;
          (qq) “Retraction Request” has the meaning set forth in Section 6.1;
          (rr) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
          (ss) “Shareholder Agreements” means the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, between Parent and the securityholders listed on a schedule thereto and the Pledge Agreements, dated as of September 30, 2007, between Parent, the Corporation, CallRightCo and each of the other parties to the Equity Agreement;
          (tt) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its subsidiaries;
          (uu) “Transfer Agent” means CIBC Mellon Trust Company or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares and may include the Secretary of the Corporation;
          (vv) “Trustee” means CIBC Mellon Trust Company as trustee under the Voting and Exchange Trust Agreement, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and
          (ww) “Voting and Exchange Trust Agreement” means the agreement made between Parent, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit K annexed to the Arrangement Agreement.

ARTICLE II
RANKING OF EXCHANGEABLE SHARES
     2.1 The Exchangeable Shares shall rank senior to the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding up its affairs.
ARTICLE III
DIVIDENDS
     3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend on each Exchangeable Share:
          (a) in the case of a cash dividend declared on the Parent Common Stock, in an amount in cash for each Exchangeable Share in U.S. dollars, in each case, corresponding to the cash dividend declared on each share of Parent Common Stock;
          (b) in the case of a stock dividend declared on the Parent Common Stock to be paid in shares of Parent Common Stock, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Parent Common Stock to be paid on each share of Parent Common Stock, unless in lieu of such stock dividend the Corporation elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3.5) subdivision of the outstanding Exchangeable Shares; or
          (c) in the case of a dividend declared on the Parent Common Stock in property other than cash or Parent Common Stock, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (as determined by the Board of Directors in accordance with Section 3.5) the type and amount of property declared as a dividend on each share of Parent Common Stock.
Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable. The holders of the Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section 3.1.

Canadian Sub shall be entitled to deduct and withhold from any dividend otherwise payable under this Section 3.1 such amounts as Canadian Sub is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. Canadian Sub may act and rely on the advice of external counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. In the event of any claimed over-withholding, such holder shall be limited to an action against the applicable government agencies for refund and hereby waives any claim or right of action against Canadian Sub on account of such withholding. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Canadian Sub is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Canadian Sub to enable it to comply with such deduction or withholding requirement or entitlement and Canadian Sub shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. References in this section to the ITA are to the ITA as amended from time to time. Canadian Sub shall not be required to gross up or otherwise compensate holders for withheld amounts and whether withholding is required shall not be considered as a factor by the Board of Directors under Section 3.5.
     3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Section 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. The amount of any such cheque, the number of shares issued on any such stock dividend or the amount of any such property will be net of any required tax withholdings. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

     3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the shares of Parent Common Stock.
     3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.
     3.5 For the purposes of Section 3.1, the Board of Directors shall determine (with the assistance of such reputable and qualified financial and/or other advisors as the Board of Directors may deem appropriate), in good faith, economic equivalence and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:
          (a) in the case of any stock dividend or other distribution payable in Parent Common Stock, the number of such shares issued in proportion to the number of shares of Parent Common Stock previously outstanding;
          (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a share of Parent Common Stock;
          (c) in the case of the issuance or distribution of any other form of property (including any shares or securities of Parent of any class other than Parent Common Stock, any rights, options or warrants other than those referred to in Section 3.5(b) above, any evidences of indebtedness of Parent or any assets of Parent) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Parent Common Stock and the Current Market Price of a share of Parent Common Stock;
          (d) in the case of any subdivision, redivision or change of the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent

Common Stock or any amalgamation, merger, reorganization or other transaction affecting the Parent Common Stock, the effect thereof upon the then outstanding shares of Parent Common Stock; and
          (e) in all such cases, the general taxation consequences of the relevant event to beneficial owners of Exchangeable Shares to the extent that such consequences may differ from the general taxation consequences to such beneficial owners determined as if they owned Parent Common Stock at the relevant time as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
For purposes of the foregoing determinations, the current market value (the “Current Market Price”) of any security shall be the average of the daily closing prices of such security for the ten (10) consecutive trading days before the date of determination on the principal securities exchange or market on which such security is traded; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market that reflects the fair market value of such securities or if such security is not then traded on any securities exchange or market, then the Current Market Price thereof shall be determined by the Board of Directors, in good faith (with the assistance of such reputable and qualified financial and/or other advisors as the Board of Directors may deem appropriate), and provided further that any such determination by the Board of Directors shall be conclusive and binding on the Corporation and its shareholders.
ARTICLE IV
CERTAIN RESTRICTIONS
     4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without the approval of the holders of the Exchangeable Shares given as specified in Section 10.2:
          (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;
          (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends;

          (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or
          (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to with respect to the payment of dividends or on any liquidation distribution, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.
The restrictions in Sections 4.1(a), (b), (c) and (d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Parent Common Stock shall have been declared and paid on the Exchangeable Shares.
ARTICLE V
DISTRIBUTION ON LIQUIDATION
     5.1 In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to CallRightCo’s exercise of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to the sum of (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one share of Parent Common Stock, and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.
     5.2 On or promptly after the Liquidation Date, and subject to the exercise by CallRightCo of the Liquidation Call Right, the Corporation shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the Articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivering to each holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation, certificates representing shares of Parent Common Stock (which shares shall be (i) duly issued as fully paid and non-assessable, (ii) free and clear of any lien, claim or encumbrance, except as contemplated by the Shareholder Agreements, (iii) subject to the agreement of each holder of Exchangeable Shares not to exercise their exchange, redemption or similar rights with respect to the Exchangeable Shares unless the Exchangeable Share Registration Statement (as defined in the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, by and among Parent and the former Westwind Capital Corporation shareholders party thereto) is effective, issued pursuant to an effective registration statement under the Securities Act and shall be registered or qualified for sale under such other securities or “blue sky” laws of such jurisdictions in the United States or Canada, in each case as and to the extent provided in the Shareholder Agreements, and (iv) listed on the principal national securities exchange on which the Parent Common Stock is then listed or traded) and a cheque of the Corporation payable at par in U.S. dollars at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld by the Corporation). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada, less any amounts withheld on account of tax required to be deducted and withheld therefrom by the Corporation. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount (less any amounts withheld on account of tax required to be deducted and withheld therefrom by the

Corporation), the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Parent Common Stock delivered to them or the custodian on their behalf.
     5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.
ARTICLE VI
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER
     6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by CallRightCo of the Retraction Call Right and otherwise upon compliance with the provisions of this Article VI, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share (the “Retraction Price”) equal to the sum of (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one share of Parent Common Stock for each Exchangeable Share presented and surrendered by the holder, and (ii) on the designated payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the Articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:
          (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation;
          (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than ten (10) Business Days nor more than fifteen (15) Business Days after the date on which the Retraction Request is received by the

Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the fifteenth (15th) Business Day after the date on which the Retraction Request is received by the Corporation; and
          (c) acknowledging the overriding right (the “Retraction Call Right”) of CallRightCo to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to CallRightCo in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3; provided, however, that notwithstanding the foregoing, in the event of an Offer as defined in Section 2.7 of the Exchangeable Share Support Agreement, the Corporation will use its commercially reasonable efforts, expeditiously and in good faith to put in place procedures or to cause the Transfer Agent to put in place procedures to ensure that, if holders of Exchangeable Shares are required to retract such Exchangeable Shares to participate in the Offer, that any such retraction shall be conditional upon and shall only be effective if the shares of Parent Common Stock tendered or deposited under such Offer are taken up.
     6.2 Subject to the exercise by CallRightCo of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business, Toronto time, on the Retraction Date and shall deliver or cause to be delivered to such holder the total Retraction Price less any amount withheld on account of tax required to be deducted and withheld therefrom by the Corporation. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by CallRightCo pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.
     6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify CallRightCo thereof and shall provide to CallRightCo a copy of the Retraction Request. In order to exercise the Retraction Call Right, CallRightCo must notify the Corporation of its determination to do so (the “CallRightCo Call Notice”) within two (2) Business Days of notification to CallRightCo by the Corporation of the receipt by the Corporation of the Retraction Request. If CallRightCo does not so notify the Corporation within such two (2) Business Day period, the Corporation will notify the holder as soon as possible thereafter that CallRightCo will not exercise the Retraction Call Right. If CallRightCo delivers the CallRightCo Call Notice within such two (2) Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to CallRightCo in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and CallRightCo shall purchase from such holder and such holder shall sell to CallRightCo on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price. To the extent that CallRightCo pays the Dividend Amount in respect of the Retracted Shares, the Corporation shall no longer be obligated to pay any declared and unpaid dividends on such Retracted Shares. Provided that CallRightCo has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business, Toronto time, on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that CallRightCo does not deliver a CallRightCo Call Notice within such two (2) Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article VI.
     6.4 The Corporation or CallRightCo, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the shares of Parent Common Stock (which shares shall be (i) duly issued as fully paid and non-assessable, (ii) free and clear of any lien, claim or encumbrance, except as contemplated by the Shareholder Agreements, (iii) subject to the agreement of each holder of Exchangeable Shares not to exercise their exchange, redemption or similar rights with respect to the Exchangeable Shares unless the Exchangeable Share Registration Statement (as defined in the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, by and among Parent and the former Westwind Capital Corporation shareholders party thereto) is effective, issued pursuant to an effective registration statement under the Securities Act and shall be registered or qualified for sale under such other securities or “blue sky” laws of such jurisdictions in the United States or Canada, in each case as and to the extent provided in the Shareholder Agreements, and (iv) listed on the principal national securities exchange on which the Parent Common Stock is then listed or traded) registered in the name of the holder or to the extent then permitted by the Shareholder Agreements in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par and in U.S. dollars, at any branch of the bankers of the Corporation or CallRightCo, as applicable, representing the total remaining portion of the total Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom by the Corporation, and such delivery of such certificates and cheques on behalf of the Corporation or by CallRightCo, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).
     6.5 On and after the close of business, Toronto time, on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by CallRightCo shall thereafter be considered and deemed for all purposes to be a holder of the shares of Parent Common Stock delivered to it.
     6.6 Notwithstanding any other provision of this Article VI, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that CallRightCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two (2) Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to require Parent to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter, provided that CallRightCo has not exercised the Retraction Call Right with respect to the Retracted Shares, on payment by Parent to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.
     6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business, Toronto time, on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallRightCo shall be deemed to have been revoked.
ARTICLE VII
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION
     7.1 Subject to applicable law, and provided CallRightCo has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share (the “Redemption Price”) equal to the sum of, (i) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Redemption Date, which shall be satisfied in full by the Corporation delivering or causing to be delivered to each holder of Exchangeable Shares one share of Parent Common Stock for each Exchangeable Share held by such holder, together with (ii) the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.
     7.2 In any case of a redemption of Exchangeable Shares under this Article VII, the Corporation shall, at least sixty (60) days before the Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by CallRightCo under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder; provided, however, that in the event of a redemption of the Exchangeable Shares at the election of the Board of Directors (or a purchase by the Corporation as a result thereof) upon a transaction being proposed that would result in a Change of Control, the Corporation shall cause such notice to be sent at least the number of days prior to the Redemption Date established by the Board of Directors as the Board of Directors determines to be reasonably practicable under the circumstances, provided further, however, that in each case the accidental failure or omission to give such notice to fewer than 10% of the holders of the Exchangeable Shares shall not affect the validity of such notice of redemption. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.
     7.3 On or after the Redemption Date and subject to the exercise by CallRightCo of the Redemption Call Right, the Corporation shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed, the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the Articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares, shall be made by delivery to each holder, at the address of the holder recorded in the register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of certificates representing shares of Parent Common Stock (which shares shall be (i) duly issued as fully paid and non-assessable, (ii)free and clear of any lien, claim or encumbrance, except as contemplated by the Shareholder Agreements, (iii) subject to the agreement of each holder of Exchangeable Shares not to exercise their exchange, redemption or similar rights with respect to the Exchangeable Shares unless the Exchangeable Share Registration Statement (as defined in the Westwind Capital Corporation Shareholders’ Equity Agreement, dated as of September 30, 2007, by and among Parent and the former Westwind Capital Corporation shareholders party thereto) is effective, issued pursuant to an effective registration statement under the Securities Act and shall be registered or qualified for sale under such other securities or “blue sky” laws of such jurisdictions in the United States or Canada, in each case as and to the extent provided in the Shareholder Agreements, and (iv) listed on the principal national securities exchange on which the Parent Common Stock is then listed or traded) and, if applicable, a cheque of the Corporation payable at par in U.S. dollars at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom by the Corporation. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total

Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for the Exchangeable Shares (except as otherwise provided in this Section 7.3) so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom by the Corporation. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price (which, for greater certainty, shall be net of any amounts withheld on account of tax required to be deducted and withheld therefrom by the Corporation), the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Parent Common Stock delivered to them or the custodian on their behalf.
ARTICLE VIII
PURCHASE FOR CANCELLATION
     8.1 Subject to applicable law, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares on such terms and conditions as may be mutually agreed by a holder of Exchangeable Shares and the Corporation.
ARTICLE IX
VOTING RIGHTS
     9.1 Except as required by applicable law and by Article X, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting. The holders of the Exchangeable Shares shall, however, be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all of the property of the Corporation.

ARTICLE X
AMENDMENT AND APPROVAL
     10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.
     10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares, as the case may be, shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares, duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Parent and its Affiliates) eligible to vote as such meeting at that time are present or represented by proxy or by a written resolution signed by holders of two-thirds of the outstanding Exchangeable Shares; provided that if at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares eligible to vote at such meeting at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five (5) days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares eligible to vote at such meeting present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting (other than in respect of Exchangeable Shares held by Parent and its Affiliates) shall constitute the approval or consent of the holders of the Exchangeable Shares.
ARTICLE XI
RECIPROCAL CHANGES, ETC. IN RESPECT OF PARENT COMMON STOCK
     11.1 Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement provides, in part, that so long as any Exchangeable Shares (other than those owned by Parent and its Affiliates) are outstanding, Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

          (a) issue or distribute shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Stock) to the holders of all or substantially all of the then outstanding shares of Parent Common Stock by way of stock dividend or other distribution, other than an issue of shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to holders of shares of Parent Common Stock who exercise an option to receive dividends in shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) in lieu of receiving cash dividends;
          (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Parent Common Stock entitling them to subscribe for or to purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock); or
          (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of Parent Common Stock:
               (i) shares or securities of Parent of any class other than shares of Parent Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Parent Common Stock);
               (ii) rights, options or warrants other than those referred to in Section 11.1(b);
               (iii) evidences of indebtedness of Parent; or
               (iv) assets of Parent,
unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.
     11.2 Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement further provides, in part, that so long as any Exchangeable Shares (other than those owned by Parent and its Affiliates) are outstanding, Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:
          (a) subdivide, redivide or change the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock;

          (b) reduce, combine, consolidate or change the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock; or
          (c) reclassify or otherwise change the shares of Parent Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Parent Common Stock, unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares. The Exchangeable Share Support Agreement further provides, in part, that the aforesaid provisions of the Exchangeable Share Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2.
     11.3 The Board of Directors shall determine, in good faith (with the assistance of such reputable and qualified financial and/or other advisors as and to the extent the Board of Directors may deem appropriate), economic equivalence for the purposes of this Article XI, and each such determination shall be conclusive and binding on the Corporation and its shareholders.
ARTICLE XII
ACTIONS BY THE CORPORATION UNDER
EXCHANGEABLE SHARE SUPPORT AGREEMENT
     12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Parent and the Corporation with all provisions of the Exchangeable Share Support Agreement applicable to Parent and the Corporation, respectively, in accordance with the terms thereof, including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.
     12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:
          (a) adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

          (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with external counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or
          (c) making such changes in or corrections to such agreement which, on the advice of external counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with external counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.
ARTICLE XIII
LEGEND
     13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Support Agreement, the provisions of the Liquidation Call Right, Retraction Call Right and the Redemption Call Right, the Voting and Exchange Trust Agreement and the Shareholder Agreements (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).
     13.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of CallRightCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of CallRightCo as therein provided.
ARTICLE XIV
NOTICES
     14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.
     14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.
     14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.
ARTICLE XV
CERTAIN TAX MATTERS
     15.1 For greater certainty, at any time that Exchangeable Shares are retracted, redeemed, purchased for cancellation, exchanged, sold or otherwise disposed of to Canadian Sub under the terms of these Share Provisions at a time when the holder thereof is a person who is a non-resident of Canada for purposes of the ITA, such holder must provide to Canadian Sub (or any acquiror in its place) with a certificate issued pursuant to subsection 116(2) or 116(4) of the ITA. Such holder acknowledges and covenants that as a holder of Exchangeable Shares that he, she or it will comply with the provisions of section 116 of the ITA and will indemnify Canadian Sub (or any acquiror in its place) for any liability arising from the timely compliance by Canadian Sub with its obligations under section 116 of the ITA.